Exhibit 99.1

Investor Relations Contact:	Media Contacts:
Emily Pietrzak	Teresa Stubbs
MedAvant Healthcare Solutions	MedAvant Healthcare Solutions
925-765-4410	812-206-4332
epietrzak@medavanthealth.com	tstubbs@medavanthealth.com
MEDAVANT ANNOUNCES APPOINTMENT OF NEW BOARD MEMBERS AND
NEW GENERAL COUNSEL
ATLANTA, GA.—(BUSINESS WIRE)—June 27, 2006-- MedAvant Healthcare Solutions (NASDAQ: PILL), a leader in healthcare technology and transaction services, today announced the appointment of James B. Hudak and Samuel R. Schwartz to its Board of Directors. Mr. Schwartz will also serve as Chairman of the Board’s Audit Committee. In addition, MedAvant announced that Peter E. Fleming, III will serve as General Counsel for the Company.
Mr. Hudak and Mr. Schwartz were elected by MedAvant’s current Board of Directors. With the addition of Mr. Hudak and Mr. Schwartz, the MedAvant Board will now consist of eight members.
“As previously announced, we have been aggressively pursuing experienced Board members to join our efforts to take this Company into its next phase,” said John Lettko, MedAvant’s CEO. “Jim and Sam bring invaluable industry expertise that will serve us well as we deliver new services to our customers and we are honored to have them on board. In addition Peter brings a wealth of relevant experience and high integrity that fits well with that of the management team already in place. We are happy to welcome him to MedAvant.”
Added Board Chairman Braden Kelly, “I am very pleased with the extraordinary expertise and accomplishments of each of these additions to MedAvant’s leadership team. We have assembled a high-quality, experienced team that can materially support MedAvant in its growth strategy.”
For the last six years Jim Hudak has been a senior executive at UnitedHealth Group, first as Chief Executive Officer of UnitedHealth Technologies where he oversaw information and technology strategy, investment and infrastructure for UnitedHealth Group and its business segments. Most recently Mr. Hudak has served as the Chief Executive Officer, President and Chief Operating Officer of the Behavioral Health unit of the company which serves 25 million Americans. Before working with UnitedHealth Group, Mr. Hudak spent nearly 20 years with Accenture (formerly Anderson Consulting) where he was the Global Managing Partner of Accenture’s Health Services practice. Mr. Hudak received his B.A. degree in Economics at Yale University and his Master’s Degree in Public Policy from the University of Michigan.
Sam Schwartz, CPA, has extensive experience in financial and management accounting, S.E.C. matters, mergers and acquisitions, capital formation, income taxation, as well as operating management experience in life sciences, manufacturing and service industries. Mr. Schwartz is currently Vice President, Controller and Chief Accounting Officer and a member of the Executive Management Operating Committee of Serologicals Corporation. Prior to joining Serologicals, he spent seven years as CEO/owner of a private manufacturing and distribution company and sixteen years in public accounting with Coopers & Lybrand, L.L.P., including five years as an audit partner. Mr. Schwartz received his B.S. degree in Industrial Management from Georgia Tech and an MBA from Georgia State University.
As a former Assistant District Attorney for the City of New York and Counsel to Curtis, Mallet-Prevost, Colt & Mosle, LLP, Peter Fleming brings a wide array of litigation and regulatory experiences to MedAvant. Mr. Fleming helped develop the private equity practice for the firm and led internal investigations and compliance-related matters, counseling emerging growth companies and members of the private equity community by assisting both groups in their efforts to define, finance and grow their interests. Mr. Fleming is admitted to the bars of New York, Connecticut, Pennsylvania and Florida, and to the U.S. District Court in the Districts of Connecticut, the Middle District of Florida and the Southern District of New York. He was the Editor of the Law and Policy in International Business Journal and received his B.A. from the University of Vermont and J.D. from Georgetown University Law Center.
Other Board members include Acting Chairman Braden R. Kelly, James H. McGuire, Edwin M. Cooperman, Thomas E. Hodapp, MedAvant CEO John G. Lettko, and Eugene R. Terry.
About MedAvant Healthcare Solutions
MedAvant, a leader in healthcare technology services, provides healthcare transaction processing, medical cost containment services, business process outsourcing solutions and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare suppliers. To facilitate these services, MedAvant operates Phoenix(SM), a highly scalable and secure national information platform, which supports real-time direct connectivity and transaction processing between healthcare clients. For more information about MedAvant, please visit the Company’s website at http://www.medavanthealth.com. MedAvant is a trade name of ProxyMed, Inc.
Forward-Looking Statement
MedAvant cautions that forward-looking statements contained in this document are based on current plans and expectations, and that a number of factors could cause the actual results to differ materially from such statements. Some of these factors are described in the Safe Harbor statement below. Except for the historical information contained herein, the matters discussed in this document may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. While these statements reflect our current judgment, they are subject to risks and uncertainties. Actual results may differ significantly from projected results due to a number of factors. In particular, no assurances can be given that any investment will be made in the Company. For further cautions about the risks of investing in MedAvant, we refer you to the documents each company files from time to time with the Securities and Exchange Commission, particularly the Company’s Form 10-K and 10-K/A for the year ended December 31, 2005 and our Form 10Q for March 31, 2006. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.
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